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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

                     OF THE SECURITIES EXCHANGE ACT OF 1934


         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 31, 2002


                            THE MEN'S WEARHOUSE, INC.
               (Exact name of Registrant as specified in charter)



           TEXAS                                                 74-1790172
(State or other jurisdiction           1-16097                (I.R.S. Employer
     of Incorporation)          (Commission File Number)     Identification No.)




            5803 GLENMONT DRIVE
              HOUSTON, TEXAS                                         77081
(Address of principal executive offices)                           (Zip Code)



       Registrant's telephone number, including area code: (713) 592-7200


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ITEM 5.  OTHER EVENTS.

         In January 2000, The Men's Wearhouse, Inc. (the "Company"), through its wholly-owned subsidiary, Renwick Technologies, Inc. ("Renwick"), formed Chelsea Market Systems, L.L.C. ("Chelsea") with an individual, who at the time was a Director and Executive Vice President - Planning and Systems of the Company (the "Executive Vice President - Systems"), for the purpose of developing a new point-of-sale software system for the Company and, after successful implementation, exploring the possibility of marketing the system to third parties. Under the terms of the agreement forming Chelsea, Renwick owned 50% of Chelsea and the Executive Vice President - Systems owned 50% with the understanding that he would assign, either directly or indirectly through another legal entity, some of his interest in Chelsea to other persons who would work on the project. The point-of-sale system has been developed and successfully deployed by the Company. On March 31, 2002, Chelsea sold substantially all of its assets to an unrelated company regularly engaged in the development and licensing of software to the retail industry.

         In February 2002, an individual filed a lawsuit seeking to enjoin the sale of Chelsea and alleging that he owned or was otherwise entitled to portion of the Executive Vice President - Systems' interest in Chelsea and that the Company conspired with the Executive Vice President - Systems to deprive him of such interest (the "Chelsea Lawsuit"). On March 29, 2002, the Chelsea Lawsuit was settled pursuant to a written agreement between the parties. In connection with the settlement of the Chelsea Lawsuit, the Executive Vice President - Systems assigned all of his remaining interest in Chelsea to Renwick and, as a result, no longer has an economic interest in Chelsea. Through the sale by Chelsea, and after giving effect to the settlement of the Chelsea Lawsuit, the Company received a net amount approximately equal to its investment in Chelsea and to the total amount paid to Chelsea for the development of the point-of-sale system.

         In the course of the Chelsea Lawsuit, the Company learned of certain allegations that the Executive Vice President - Systems had received payments from one of the Company's vendors in connection with the Company's purchases of certain equipment and/or related services. The payments were allegedly made for a period of at least seven years, ending in or around 1999. On March 9, 2002, the Audit Committee initiated, and the Board of Directors approved, an investigation of the allegations of payments to the Executive Vice President - Systems. In connection therewith, the Audit Committee retained Locke Liddell & Sapp LLP as independent legal counsel to assist it in the investigation. On March 11, 2002, the Executive Vice President - Systems resigned as a director and officer of the Company.

         During the course of the investigation, counsel for the Audit Committee conducted interviews of substantially all members of senior management of the Company and reviewed certain books and records of the Company. Counsel for the Audit Committee also interviewed the former Executive Vice President - Systems. During his interview and in a subsequent written statement, the Company's former Executive Vice President - Systems admitted that he received payments from Executive Management Information Systems, Inc. ("EMIS"), which was a value added reseller of computer equipment and other information technology products to the Company. The underlying business purpose was that EMIS, as a value added reseller, would help the Company realize savings on computer equipment and other information technology products by purchasing such items at a discount from retail prices. EMIS, in turn, was to receive a portion of the discount afforded to it as a value added reseller. In the course of his interview and subsequent written statement, the Company's former Executive Vice President - Systems admitted that: (i) in his capacity as an officer of the Company, he was responsible for procuring goods and services from EMIS from 1992 through 1999,
(ii) during such period, he was also an



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employee of EMIS and received a series of payments from EMIS in the form of salary, which did not exceed $210,000 in any given year and did not exceed $1.2 million in the aggregate, and (iii) the payments he received from EMIS were not disclosed to, or approved by, the Board of Directors. The Company's former Executive Vice President - Systems claims that he did not receive any other payments or benefits in connection with transactions between the Company and any third party.

         The Audit Committee was unable to determine whether the payments from EMIS to the Company's former Executive Vice President - Systems caused the prices paid by the Company to EMIS for computer equipment and other information technology products to be higher than prevailing market prices. However, based on the results of its investigation, the Audit Committee concluded that such purchases of computer equipment and other information technology products appear to have been properly accounted for by the Company.

         In its investigation, the Audit Committee did not discover any evidence that the Company's former Executive Vice President - Systems received, directly or indirectly, any payments or other benefits from any third party based on his role as an officer or director of the Company other than the payments he received from EMIS disclosed above, or that the payments the Company's former Executive Vice President - Systems received from EMIS were disclosed to, or approved by, the Company or the Board of Directors. Furthermore, the Audit Committee has not obtained any evidence to suggest that current management or other members of the Board of Directors have received inappropriate payments (whether disclosed or undisclosed) from vendors or have engaged in any other inappropriate conduct. Based on the results of its investigation, the Audit Committee concluded that the payments received by the Company's former Executive Vice President - Systems appeared to be an isolated incident. The Audit Committee continues to have full confidence in the integrity of current management and the Board of Directors.




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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                       THE MEN'S WEARHOUSE, INC.
                                       (Registrant)


Date: May 31, 2002                     By: /s/ Neill P. Davis
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                                           Neill P. Davis
                                           Executive Vice President, Chief
                                           Financial Officer, Treasurer and
                                           Principal Financial Officer